As filed with the Securities and Exchange Commission on November 10, 2011
Registration No. 333-20053

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Community Capital Corporation
(Exact name of registrant as specified in its charter)

1043 East Morehead Street, Suite 201
South Carolina	Charlotte, NC 28204	57-0866395
(State or other jurisdiction of	(Address of principal executive offices, including zip code)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Community Capital Corporation 1988 Employee Stock Option Plan
Community Capital Corporation Incentive Stock Option and Nonstatutory Stock Option Plan (1993)
Community Capital Corporation Chief Executive Officer Stock Option Plan
(Full title of the plans)

James C. Cherry
Chief Executive Officer
Park Sterling Corporation
1043 East Morehead Street, Suite 201
Charlotte, NC 28204
(704) 716-2134
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
P. Christian Scheurer, Esq.
McGuireWoods LLP
201 North Tryon Street
Charlotte, North Carolina 28202
Phone: (704) 343-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
This Post-Effective Amendment relates to the Registration Statement (No. 333-20053) on Form S-8 (the “Registration Statement”) of Community Capital Corporation (the “Registrant”) registering shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issuable under the Community Capital Corporation 1988 Employee Stock Option Plan, the Community Capital Corporation Incentive Stock Option and Nonstatutory Stock Option Plan (1993) and the Community Capital Corporation Chief Executive Officer Stock Option Plan, filed with the Securities and Exchange Commission on January 21, 1997.
On November 1, 2011, pursuant to an Agreement and Plan of Merger dated as of March 30, 2011 by and between the Registrant and Park Sterling Corporation (“Park Sterling”), the Registrant merged with and into Park Sterling, with Park Sterling being the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings subject to the Registration Statement, the Registrant hereby removes from registration the 151,376 shares of Common Stock registered under the Registration Statement that remain unissued or unobligated as of the effective time of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 10th day of November, 2011.

COMMUNITY CAPITAL CORPORATION
By:	Park Sterling Corporation
(successor to Community Capital Corporation)

By:	/s/ David L. Gaines
David L. Gaines
Chief Financial Officer